Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Information:

Madhu Ranganathan	Erica Mannion
Rackable Systems, Inc.	Sapphire Investor Relations, LLC
Chief Financial Officer	Investor Relations
408-240-8300	212-766-1800 Ext. 3
investorrelations@rackable.com	investorrelations@rackable.com

RACKABLE SYSTEMS, INC. COMPLETES ACQUISITION OF TERRASCALE TECHNOLOGIES, INC.

MILPITAS, Calif., – September 11, 2006 – Rackable Systems, Inc. (NASDAQ: RACK), a leading provider of servers and storage products for large-scale data center deployments, today announced that it has completed its acquisition of privately-held Terrascale Technologies, Inc., a provider of a clustered file system solution enabling high performance I/O connectivity between servers and commodity-based storage subsystems. Rackable Systems announced on August 29, 2006 that it had signed a definitive agreement to acquire Terrascale in a $38 million cash transaction. Rackable Systems has the option to retain the rights to a technology known as Distributed Parity Engine (DPE) by paying an additional $9 million of cash consideration to the stockholders of Terrascale, and the company will be conducting further due diligence to research the applicability of this technology.

About Rackable Systems

Rackable Systems, Inc. is a provider of servers and storage products for large-scale data center deployments. The company’s products are designed to provide benefits in the areas of density, thermal efficiency, serviceability, power distribution and remote management. Founded in 1999 and based in Milpitas, California, Rackable Systems serves Internet, semiconductor design, enterprise software, federal government, entertainment, financial services, oil and gas exploration and biotechnology customers worldwide.

Copyright(C) 2006 Rackable Systems, Inc. All rights reserved. Rackable Systems is a registered trademark of Rackable Systems, Inc. in the U.S. Rackable Systems and its logo are trademarks in the U.S. and certain other countries. All other brands, names or trademarks mentioned may be trademarks of their respective owners.